Exhibit 6

Execution Copy

Agreement

This Agreement (the “Agreement”) is made as of July 30, 2008 by and among CC Media Holdings, Inc., a Delaware corporation formerly known as BT Triple Crown Capital Holdings III, Inc. (“Holdings”), Bain Capital Fund IX, L.P., a Cayman Islands exempted limited partnership, Thomas H. Lee Equity Fund VI, L.P., a Delaware limited partnership, and BT Triple Crown Merger Co., Inc., a Delaware corporation (“Mergerco”). Capitalized terms shall have the meanings as set forth on Schedule A hereto.

In consideration of and subject to the mutual agreements, terms and conditions contained in this Agreement, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Prior to the earlier of a Qualified Public Offering or the consummation of a Change of Control, Holdings shall not, and shall not permit any of its subsidiaries to enter into or effect any Affiliate Transaction without the prior approval of either (i) a majority of the independent directors of Holdings or (ii) a majority of the then-outstanding shares of Class A Common Stock, par value $0.001, of Holdings (excluding for purposes of such calculation from both (x) the votes cast and (y) the outstanding shares, all shares held at that time by any Principal Investor, any Affiliate of a Principal Investor or members of management and directors of Holdings whose beneficial ownership information is required to be disclosed in filings with the Securities and Exchange Commission pursuant to Item 403 of Regulation S-K, such shares referred to herein as the “Public Shares”).

2. This Agreement shall become effective at the Effective Time (as defined in the Merger Agreement).

3. This Agreement may not be terminated (other than pursuant to paragraph 4 below), amended, supplemented or otherwise modified without the prior written approval of either (i) a majority of the independent directors of Holdings elected in accordance with Section 5.02(b) of Holdings’ Second Amended and Restated Certificate of Incorporation (as amended) or (ii) a majority of the then-outstanding Public Shares.

4. This Agreement shall terminate upon the earliest of (i) the termination of the Merger Agreement in accordance with Article VIII of the Merger Agreement, (ii) a Qualified Public Offering and (iii) the consummation of a Change of Control.

5. This Agreement is a New York contract and shall be governed by and construed in accordance with the laws of the State of New York.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

CC MEDIA HOLDINGS, INC.

By:	/S/ SCOTT M. SPERLING
Name:	Scott M. Sperling
Title:	President

BT TRIPLE CROWN MERGER CO., INC.

By:	/S/ SCOTT M. SPERLING
Name:	Scott M. Sperling
Title:	Co-President

BAIN CAPITAL FUND IX, L.P.

BY:	BAIN CAPITAL PARTNERS, IX, L.P., ITS GENERAL PARTNER

BY:	BAIN CAPITAL INVESTORS, LLC, ITS GENERAL PARTNER

By:	/S/ JOHN P. CONNAUGHTON
Name:	John P. Connaughton
Title:	Managing Director

THOMAS H. LEE EQUITY FUND VI, L.P.

BY:	THL EQUITY ADVISORS VI, LLC, ITS GENERAL PARTNER

BY:	THOMAS H. LEE PARTNERS, L.P., ITS SOLE MEMBER

BY:	THOMAS H. LEE ADVISORS, LLC, ITS GENERAL PARTNER

By:	/S/ SCOTT M. SPERLING
Name:	Scott M. Sperling
Title:	Co-President